Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Third Quarter Fiscal Year 2011 Results
Strong Revenues Globally Drive Continued Growth in Profits
Phoenix, April 28, 2011 - Avnet, Inc. (NYSE:AVT) today announced results for the third fiscal quarter ended April 2, 2011.

	Three Months Ended
	April 2,	April 3,	Net
	2011	2010	Change
	$ in millions, except per share data
Sales	$6,672.4	$4,756.8	40.3%

GAAP Operating Income	$240.7	$167.2	44.0%
Adjusted Operating Income (1)	$257.0	$174.6	47.2%

GAAP Net Income	$151.0	$114.5	31.9%
Adjusted Net Income (1)	$169.7	$115.8	46.6%

GAAP Diluted EPS	$0.98	$0.75	30.7%
Adjusted Diluted EPS (1)	$1.10	$0.76	44.7%

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the third fiscal quarter increased 40% year over year to $6.7 billion; pro forma revenue (as defined later in this release) was up 16% year over year
•	Adjusted operating income increased 47% to $257 million and adjusted operating income margin of 3.85% was up 18 basis points year over year
•	Adjusted diluted earnings per share increased 45% over the prior year quarter to a record $1.10 per share
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our revenue in the March quarter was much stronger than expected at both operating groups, driving operating income margin higher sequentially and year over year. This solid performance drove a fourth consecutive quarter of record adjusted EPS with return on capital employed (ROCE) within our target range of 14% — 16%, even as we are integrating our most recent significant investments in value creating M&A. Electronics Marketing delivered another very strong quarter as double-digit organic growth drove both margins and returns above our long-term targets. As the technology markets continue to lead the economic recovery, we remain focused on driving performance across our portfolio of businesses and leveraging revenue growth into increased shareholder value and higher EPS.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q3 FY11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$3,925.2	36.0%	18.3%
Excluding FX (1)		35.6%	18.0%
Americas	$1,316.2	46.7%	11.3%
EMEA	$1,328.5	30.3%	—
Excluding FX (1)		30.5%	—
Asia	$1,280.5	32.1%	14.8%

	Q3 FY11	Q3 FY10	Change
Operating Income	$224.8	$144.2	$80.6

Operating Income Margin	5.73%	5.00%	73	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release. Pro forma growth rates are not presented for EM EMEA as revenue comparisons to prior year were not impacted by acquisitions.
•	Record revenue of $3.93 billion was up 36% year over year while pro forma revenue grew 18%
•	Operating income margin improved 73 basis points year over year and 57 basis points sequentially
•	Return on working capital (ROWC) was up 170 basis points year over year and 380 basis points sequentially
Mr. Vallee added, “Demand for electronic components remained strong this quarter as sequential revenue growth of 10% was driven by above normal seasonal trends in all three regions. Growth was strongest in EMEA as high demand in the industrial and automotive markets drove revenue up 23% sequentially and 30% year over year. The combination of strong growth in the western regions, gross profit margin improvements and continued expense efficiencies resulted in operating income growing 2.2 times faster than revenue sequentially while operating income margin increased 57 basis points. ROWC increased 170 basis points year over year and was above our target of 30% globally as EM continues to translate growth into record economic profit. At EM, the book to bill ratio remained positive for the March quarter which indicates that end demand in our served markets remains solid. We are well positioned to continue leveraging our profitable growth initiatives and deliver returns within our target range.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q3 FY11	Reported	Pro forma(2)
	Revenue	Revenue	Revenue
	(in millions)

Total	$2,747.2	46.9%	13.2%
Excluding FX (1)		45.4%	12.1%
Americas	$1,506.6	38.9%	20.4%
EMEA	$847.0	59.5%	-2.9%
Excluding FX (1)		57.8%	-3.9%
Asia	$393.6	54.8%	30.0%

	Q3 FY11	Q3 FY10	Change
Operating Income	$57.3	$49.9	$7.4

Operating Income Margin	2.09%	2.67%	-58	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue is defined later in this release.
•	Revenue grew 47% year over year while pro forma revenue grew 13%
•	Operating income grew 15% year over year while operating income margin declined 58 basis points primarily due to the impact of acquisitions
•	Year to date ROWC remains in line with our long-term business model
Mr. Vallee further added, “Technology Solutions revenue came in at the high end of expectations as the sequential declines were less than normal for a March quarter in the Americas and Asia regions. Pro forma revenue was down 12% sequentially versus a typical decline of 16% to 20% and was up 12% year over year in constant dollars. At a product level, this year-over-year growth was driven primarily by sales of servers and storage. Operating income margin decreased 58 basis points from the year ago quarter due primarily to the impact of acquisitions while the sequential decline of 119 basis points was worse than seasonal due primarily to product mix. We continue to see progress in recent M+A investments as operating income margin improved from the September quarter in both Latin America and the Asia region as we apply our value-based management discipline and grow the businesses. In EMEA, where the recovery has been weaker than in other regions, we completed the Bell Micro IT conversions which will lead to the realization of additional synergies as planned.”
Cash Flow
•	Cash generated from operations was $188 million for the quarter and $121 million for the last four quarters
•	Cash and cash equivalents at the end of the quarter was $782 million; net debt (total debt less cash and cash equivalents) was $1.1 billion
Ray Sadowski, Chief Financial Officer, stated, “Strong profits combined with excellent working capital management resulted in $188 million of positive cash flow from operations for the quarter. At EM, working capital grew at half the rate of sales as a $22 million sequential decline in inventory contributed to a 2.5 reduction in its overall net days from the December quarter. During the quarter, we used $104 million to retire the Bell Micro convertible notes that were put to us which further strengthened our already strong balance sheet and credit statistics.
Outlook For Fiscal 4th Quarter Ending on July 2, 2011
•	EM sales are expected to be in the range of $3.85 billion to $4.25 billion and TS sales are expected to be between $2.75 billion and $3.05 billion
•	Consolidated sales are forecasted to be between $6.60 billion and $7.30 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $1.10 to $1.22 per share
•
While it is difficult to gauge the impact of the Japan earthquake and tsunami on our June quarter revenue, we continue to work closely with our suppliers to understand what products are most impacted and meet the needs of our supply chain customers. The expected sales range for EM and, therefore, for Avnet indicated above is wider than normal to account for the uncertainly associated with the impact from the Japan earthquake and tsunami. The EPS range has been widened as well.

The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the fourth quarter of fiscal 2011 is $1.44 to €1.00. This compares with an average exchange rate of $1.27 to €1.00 in the fourth quarter of fiscal 2010 and $1.37 to €1.00 in the third quarter of fiscal 2011.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” “forecast,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro Forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Third Quarter Fiscal 2011

	Third Quarter Ended Fiscal 2011
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$240,737	$213,161	$151,031	$0.98
Restructuring, integration and other charges	16,273	16,273	11,887	0.08
Loss on investments	—	6,308	3,857	0.02
Income tax adjustments	—	—	2,959	0.02

Total adjustments	16,273	22,581	18,703	0.12

Adjusted results	$257,010	$235,742	$169,734	$1.10

Items impacting the third quarter of fiscal 2011 consisted of the following:
•
Restructuring, integration and other charges of $16.3 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $4.4 million pre-tax for severance, $3.3 million pre-tax for facility exit related costs, fixed asset write downs and other related charges, $8.0 million pre-tax for integration-related costs, $3.5 million pre-tax for transaction costs associated with acquisitions, $0.9 million pre-tax for other charges, and a reversal of $3.8 million pre-tax to release liabilities associated with a prior acquisition and to adjust prior year restructuring reserves;

•	Loss on investments of $6.3 million pre-tax related to the write down of investments in smaller technology start-up companies; and
•	Income tax adjustments of $3.0 million primarily related to uncertainty surrounding deferred tax assets, additional transfer pricing exposure and audit settlements.
Third Quarter Fiscal 2010

	Third Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$167,220	$156,594	$114,505	$0.75
Restructuring, integration and other charges	7,347	7,347	5,587	0.04
Gain on sale of assets	—	(3,202)	(1,987)	(0.01)
Net tax benefit	—	—	(2,303)	(0.02)

Total adjustments	7,347	4,145	1,297	0.01

Adjusted results	$174,567	$160,739	$115,802	0.76

Items impacting third quarter of fiscal 2010 consisted of the following:
•
Restructuring, integration and other charges of $7.3 million pre-tax which included (i) $6.5 million pre-tax for a value-added tax exposure in Europe related to an audit of prior years, (ii) $2.1 million pre-tax related to acquisition-related costs, and (iii) a credit of $1.3 million pre-tax related to reversals of restructuring reserves no longer deemed necessary.

•	A gain on the sale of assets of $3.2 million pre-tax as a result of a final earn-out payment associated with the earlier sale of the Company’s equity investment in Calence LLC.
•
A net tax benefit of $2.3 million related to adjustments for a prior year tax return and a benefit from a favorable income tax audit settlement partially offset by additional tax reserves for existing tax positions.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of a divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of the period presented; (iii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iv) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $97 million in the third quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.
Revenue adjusted for this impact is presented in the following table:

		Acquisition /
	Revenue	Divested	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)

Q1 Fiscal 2011	$6,182,388	$(41,261)	$—	$6,141,127
Q2 Fiscal 2011	$6,767,495	$(102,385)	$—	$6,665,110
Q3 Fiscal 2011	$6,672,404		$—	$6,672,404

Fiscal year 2011	$19,622,287	$(143,646)	$—	$19,478,641

Q1 Fiscal 2010	$4,355,036	$884,224	$(417,780)	$4,821,480
Q2 Fiscal 2010	4,834,524	1,043,732	—	5,878,256
Q3 Fiscal 2010	4,756,786	987,295	—	5,744,081
Q4 Fiscal 2010	5,213,826	878,290	—	6,092,116

Fiscal year 2010	$19,160,172	$3,793,541	$(417,780)	$22,535,933

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Micro Products Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Technologies	TS	January 2011
The table above also reflects the divestiture of New ProSys Corp. which occurred in January 2011.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including Ray Sadowski’s, Chief Financial Officer, CFO Review of Results and financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 3, 2010, Avnet generated revenue of $19.16 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:

Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	APRIL 2,	APRIL 3,
	2011 *	2010 *

Sales	$6,672.4	$4,756.8

Income before income taxes	213.2	156.6

Net income	151.0	114.5

Net income per share:
Basic	$0.99	$0.75
Diluted	$0.98	$0.75

	NINE MONTHS ENDED
	APRIL 2,	APRIL 3,
	2011 *	2010 *

Sales	$19,622.3	$13,946.3

Income before income taxes	621.0	384.9

Net income	430.2	269.3

Net income per share:
Basic	$2.82	$1.78
Diluted	$2.79	$1.76

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 2,	APRIL 3,	APRIL 2,	APRIL 3,
	2011 *	2010 *	2011 *	2010 *

Sales	$6,672,404	$4,756,786	$19,622,287	$13,946,346
Cost of sales	5,885,789	4,173,999	17,339,333	12,311,931

Gross profit	786,615	582,787	2,282,954	1,634,415

Selling, general and administrative expenses	529,605	408,220	1,546,701	1,190,489
Restructuring, integration and other charges (Note 1 *)	16,273	7,347	73,452	25,419

Operating income	240,737	167,220	662,801	418,507

Other income, net	2,289	1,499	5,268	3,581
Interest expense	(23,557)	(15,327)	(69,830)	(45,925)
Gain on sale of assets (Note 2 *)	—	3,202	—	8,751
Gain on bargain purchase and other (Note 3 *)	(6,308)	—	22,715	—

Income before income taxes	213,161	156,594	620,954	384,914

Income tax provision	62,130	42,089	190,715	115,663

Net income	$151,031	$114,505	$430,239	$269,251

Net earnings per share:
Basic	$0.99	$0.75	$2.82	$1.78

Diluted	$0.98	$0.75	$2.79	$1.76

Shares used to compute earnings per share:
Basic	152,859	151,890	152,333	151,519

Diluted	154,611	153,215	154,172	152,932

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	APRIL 2,	JULY 3,
	2011	2010

Assets:
Current assets:
Cash and cash equivalents	$781,749	$1,092,102
Receivables, net	4,706,561	3,574,541
Inventories	2,514,163	1,812,766
Prepaid and other current assets	213,266	150,759

Total current assets	8,215,739	6,630,168
Property, plant and equipment, net	395,558	302,583
Goodwill	908,275	566,309
Other assets	320,405	283,322

Total assets	9,839,977	7,782,382

Less liabilities:
Current liabilities:
Borrowings due within one year	632,435	36,549
Accounts payable	3,412,849	2,862,290
Accrued expenses and other	679,733	540,776

Total current liabilities	4,725,017	3,439,615
Long-term debt	1,250,516	1,243,681
Other long-term liabilities	129,970	89,969

Total liabilities	6,105,503	4,773,265

Shareholders’ equity	$3,734,474	$3,009,117

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	APRIL 2,	APRIL 3,
	2011	2010
Cash flows from operating activities:

Net income	$430,239	$269,251

Non-cash and other reconciling items:
Depreciation and amortization	59,100	46,084
Deferred income taxes	(12,284)	35,234
Stock-based compensation	25,015	24,007
Gain on sale of assets	—	(8,751)
Gain on bargain purchase and other	(22,715)	—
Other, net	45,348	11,793

Changes in (net of effects from businesses acquired):
Receivables	(391,624)	(732,466)
Inventories	(262,696)	(356,434)
Accounts payable	45,038	583,878
Accrued expenses and other, net	81,209	(27,305)

Net cash flows used for operating activities	(3,370)	(154,709)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	485,000	—
Repayment of notes	(109,600)	—
Proceeds from bank debt, net	42,238	14,909
Proceeds from (repayment of) other debt, net	13,572	(1,440)
Other, net	3,231	3,998

Net cash flows provided by financing activities	434,441	17,467

Cash flows from investing activities:
Purchases of property, plant, and equipment	(105,221)	(42,905)
Cash proceeds from sales of property, plant and
equipment	2,356	6,334
Acquisitions of operations, net of cash acquired	(690,997)	(36,361)
Cash proceeds from divestitures	10,458	11,785

Net cash flows used for investing activities	(783,404)	(61,147)

Effect of exchange rates on cash and cash equivalents	41,980	9,042

Cash and cash equivalents:
— decrease	(310,353)	(189,347)
— at beginning of period	1,092,102	943,921

— at end of period	$781,749	$754,574

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 2,	APRIL 3,	APRIL 2,	APRIL 3,
	2011	2010	2011	2010
SALES:

Electronics Marketing	$3,925.2	$2,886.6	$11,104.5	$7,841.8

Technology Solutions	2,747.2	1,870.2	8,517.8	6,104.5

Consolidated	$6,672.4	$4,756.8	$19,622.3	$13,946.3

OPERATING INCOME (LOSS):

Electronics Marketing	$224.8	$144.2	$600.3	$317.8

Technology Solutions	57.3	49.9	219.2	189.5

Corporate	(25.1)	(19.5)	(83.2)	(63.4)

	$257.0	$174.6	$736.3	$443.9

Restructuring, integration and other charges	(16.3)	(7.4)	(73.5)	(25.4)

Consolidated	$240.7	$167.2	$662.8	$418.5

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2011
(1) The results for the third quarter of fiscal 2011 included restructuring, integration and other charges which totaled $16,273,000 pre-tax, $11,887,000 after tax and $0.08 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included restructuring charges consisting of severance of $4,427,000 pre-tax and facility exit related costs, fixed asset write downs and related costs of $3,293,000 pre-tax which were incurred primarily as a result of the integration activities associated with the acquisitions. Integration costs of $7,969,000 pre-tax included professional fees associated with legal and IT consulting, facility moving costs, travel, meeting, marketing and communication costs that were incrementally incurred as a result of the integration activity. Also included in integration costs are incremental salary and associated employee benefit costs, primarily of the acquired businesses’ personnel who were retained by Avnet for extended periods following the close of the acquisitions solely to assist in the integration of the acquired business’ IT systems and administrative and logistics operations into those of Avnet. These identified personnel have no other meaningful day-to-day operational responsibilities outside of the integration effort. Transaction costs of $3,529,000 pre-tax consisted primarily of broker fees, professional fees for legal and accounting due diligence and related costs. The Company recorded other charges of $902,000 pre-tax and a reversal of $3,847,000 pre-tax primarily related to the release of liabilities associated with a prior acquisition and to adjust restructuring reserves established in prior years which were no longer needed.
Results for the first nine months of fiscal 2011 included restructuring, integration and other charges which totaled $73,452,000 pre-tax, $52,876,000 after tax and $0.34 per share on a diluted basis and consisted of $23,361,000 pre-tax for severance, $16,259,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $24,066,000 pre-tax for integration costs, $15,597,000 pre-tax for transactions costs associated with acquisitions and $1,848,000 pre-tax for other charges as well as a reversal of $7,679,000 pre-tax primarily related to the release of liabilities associated with a prior acquisition and to adjust reserves related to prior year restructuring activity that were no longer needed.
The results for third quarter of fiscal 2010 included restructuring, integration and other charges which totaled $7,347,000 pre-tax, $5,587,000 after tax and $0.04 per share on a diluted basis and consisted of $6,477,000 pre-tax for a value-added tax exposure in Europe related to an audit of prior years, $2,157,000 pre-tax for acquisition-related costs and a credit of $1,287,000 pre-tax related to the reversal of previously recognized restructuring reserves which were determined to be no longer necessary.

The results for the first nine months of fiscal 2010 included restructuring, integration and other charges which totaled $25,419,000 pre-tax, $18,789,000 after tax and $0.12 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $6,477,000 pre-tax for the value-added tax exposure previously mentioned, $3,261,000 of other charges including acquisition-related costs and a credit of $3,241,000 related to the reversal of restructuring reserves established in prior periods.
(2) The Company recognized a gain on the sale of assets amounting to $3,202,000 pre-tax, $1,987,000 after tax and $0.01 per share on a diluted basis during the third quarter of fiscal 2010 and $8,751,000 pre-tax, $5,370,000 after tax and $0.03 per share on a diluted basis during the first nine months of fiscal 2010 as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC.
(3) During the third quarter of fiscal 2011, the Company recognized a loss of $6,308,000 pre-tax, $3,857,000 after tax and $0.02 per share on a diluted basis related to the write down of investments in smaller technology start-up companies.
During the first nine months of fiscal 2011, the Company recognized a gain on bargain purchase and other of $22,715,000 pre-tax, $25,720,000 after tax and $0.17 per share on a diluted basis. During the first quarter of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. Even though the purchase price per share offered by Avnet, Inc. was below book value, it represented a premium to the trading levels at that time and 95% of the Unidux shareholders tendered their shares. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. The Company also recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write down of two buildings in EMEA. As mentioned above, the Company recognized a loss on investments of $6,308,000 pre-tax.